Exhibit 99.1
SkyPeople Fruit Juice Reports Strong Revenue and Net Income Growth
for Third Quarter 2009

XI’AN, China – November 16, 2009 – SkyPeople Fruit Juice, Inc. (NYSE Amex: SPU) (“SkyPeople” or “the Company”), a leading processor and manufacturer of concentrated apple, kiwifruit, pear and other fruit juices and fruit products in the People's Republic of China, today announced financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 and Recent Highlights

•	Revenue increased 67.1% year-over-year to $10.6 million.

•	Operating expenses decreased 30.9% year-over-year to $1.0 million.

•	Income from operations increased 76.8% year-over-year to $2.9 million.

•	Net income increased 75.8% year-over-year to $2.1 million or $0.11 per diluted share.

•	New Vegetable and Fresh Fruits Division established to promote the sales of fresh kiwifruit in the Chinese domestic market.

•	The Company's common stock, which previously traded on the OTC Bulletin Board, began trading on the NYSE Amex on October 29, 2009.

•
In November, the Company completed a public offering by two selling stockholders of the Company’s common stock. In connection with the offering, the selling stockholders exercised warrants to purchase an aggregate of 2.7 million shares of the Company's common stock. The Company will receive approximately $6.9 million in gross proceeds from the exercise of these warrants during the current quarter.

Management’s Commentary

“Our strong third quarter financial results prove the potential of our business for solid sales growth and enhanced profitability,” said Mr. Yongke Xue, Chief Executive Officer of SkyPeople.  “Demand for fresh kiwifruit, fruit beverages and fruit vinegar beverages has accelerated substantially in the Chinese market due in part to moderate overall improvement in the Chinese economy and bolstered by the growing adoption of healthier lifestyles.  Our sales growth shows that we are playing an important role in China’s fruit juice market and building awareness for our innovative products.  To further capitalize on this market momentum, we recently launched a new vegetable and fresh fruits division to promote our leading fresh kiwifruit products.  Sale of fresh kiwifruit counted for 28% of total sales for the third quarter.  In addition to solid growth in sales of fruit beverages and fresh kiwifruit, third quarter sales of apple related products increased by 184% year-over-year.  Apple juice demand has accelerated sharply since the weak year-ago squeezing season, which was substantially impacted by the instability of the global economy.  To capture the renewed strength of the apple market, we began the production of concentrated apple juice in August 2009 and have already reached full capacity.

“We successfully reduced our general and administrative expenses to just 5% of total revenue, from 11% in the year-ago-period, due to our prudent controls on spending.  We are equally pleased with our bottom line performance for the third quarter.

“Our cash position will be bolstered during the current quarter as a result of the offering completed earlier this month.  This, plus our NYSE Amex listing, gives us better visibility among customers and investors in the U.S. and will be instrumental as we move forward with our development plans in each of the markets we serve.  We will continue to leverage our unique production processes and technologies and leadership in specialty juices to meet growing consumer demand in China and further penetrate the high-growth pure juice beverage international markets,” Mr. Xue concluded.

Third Quarter 2009 Results

Revenue for the third quarter of 2009 increased 67.1% year-over-year to $10.6 million, compared to $6.3 million in the third quarter of 2008. This increase was primarily associated with sales of fresh kiwifruit, fruit beverages and fruit vinegar beverages in China. A new Vegetable and Fresh Fruits Division was established by the Company in July 2009 to promote the sales of fresh kiwifruit in the Chinese domestic market. Sales of fresh kiwifruit in the three months ended September 30, 2009 were $2.9 million; there were no comparable sales of fresh kiwifruit in the year-ago period. In addition to new fresh kiwifruit sales, the Company generated sales growth of 17.8% in sales of fruit beverages and 184.1% in sales of concentrated apple juice and apple aroma products.  This growth was partially offset by a modest year-over-year decrease of 2.6% in sales of concentrated pear juice and a year-over-year decrease of 26.2% in sales of concentrated kiwifruit juice and kiwifruit puree.

The Company reported gross profit of $3.9 million for the third quarter of 2009, compared with $3.0 million for the third quarter of 2008. Gross margin as a percent of revenue for the third quarter of 2009 was 36.3%, compared with 47.8% in the comparable 2008 period.  The decrease in gross margin as a percentage of revenue in the third quarter of fiscal 2009 was primarily due to a decrease in the selling price of concentrated juice products in the international market in the current squeezing season, which began in July [and is typical during the summer season]. Due to heavy competition in the concentrated juice market and the instability of the financial markets and their influence on the global economy, the price of concentrated juice in the international market continued to decrease in the third quarter of fiscal 2009.

Operating expenses decreased 30.9% to $1.0 million in the third quarter of 2009, compared with $1.4 million in the third quarter of 2008. The decrease in operating expenses in the third quarter of fiscal 2009 was mainly due to a decrease in general and administrative expenses, selling expenses, and accrued liquidated damages, partially offset by an increase in research and development expenses.

Income from operations increased 76.8% to $2.9 million for the third quarter of 2009, from $1.6 million for the third quarter of 2008.

Provision from income taxes was $783,000 for the third quarter of 2009, compared with $214,000 for the third quarter of 2008. The increase in tax provision was due to an increase in income before income tax and an increase in the effective tax rate of Shaanxi Tianren.  (SkyPeople Fruit Juice, Inc. is the holding company for Shaanxi Tianren Organic Food Co., Ltd.). Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007.  Starting in 2009, Shaanxi Tianren became subject to the regular tax rate of 25% according to the new tax law in China, which was effective on January 1, 2008.

Net income increased 75.8% year-over-year to $2.1 million, or $0.11 per diluted share, for the third quarter of 2009, compared to net income of $1.2 million, or $0.06 per basic and diluted share, for the third quarter of 2008.

Balance Sheet Highlights

As of September 30, 2009, cash and cash equivalents totaled $12.3 million, working capital was $17.6 million and stockholders’ equity was $46.2 million.

Subsequent Event

On November 3, 2009, the Company completed a previously announced public offering of shares of Common Stock that were issued upon exercise of warrants pursuant to an exchange agreement dated May 28, 2009.  The Company received approximately $6.9 million in gross proceeds from the exercise of all of the foregoing warrants. The Company intends to use the net proceeds to fund potential acquisitions and for general corporate purposes, including acquisitions and other expansion of its current production capacity.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. is a holding company for Shaanxi Tianren. Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. SkyPeople's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product. Shaanxi Tianren utilizes the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
818-390-1272
springliu@skypeoplejuice.com

The Piacente Group, Inc.
Kristen McNally
212-481-2050
kristen@thepiacentegroup.com

Financial Tables to Follow

SKYPEOPLE FRUIT JUICE, INC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS,
(AMOUNTS EXPRESSED IN US DOLLAR)

	September 30,	December 31,
	2009	2008
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and equivalents	$12,320,597	$15,274,171
Accounts receivable	14,905,880	11,610,506
Other receivables	1,448,234	297,394
Inventories	3,768,088	1,844,397
Prepaid expenses and other current assets	859,620	1,087,076
Total current assets	33,302,419	30,113,544

PROPERTY, PLANT AND EQUIPMENT, Net	19,321,792	20,406,967
LAND USAGE RIGHTS	6,275,908	6,404,771
OTHER ASSETS	5,053,049	2,362,049
TOTAL ASSETS	$63,953,168	$59,287,331

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$1,126,080	$663,092
Accrued expenses	735,715	1,657,437
Accrued liquidated damages	-	254,301
Related party payables	-	23,452
Income taxes payable	783,022	1,450,433
Advances from customers	1,781,699	1,375,460
Short-term notes payable	11,280,068	11,256,871
Total current liabilities	15,706,584	16,681,046

TOTAL LIABILITIES	15,706,584	16,681,046

EQUITY
SkyPeople Fruit Juice, Inc. stockholders' equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 3,448,480 Series B Preferred Stock issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	3,448	3,448
Common Stock, $0.001 par value; 66,666,666 shares authorized; 14,847,857 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	14,848	14,848
Additional paid-in capital	14,253,894	13,999,593
Accumulated retained earnings	27,465,404	22,468,934
Accumulated other comprehensive income	4,462,381	4,573,143
Total SkyPeople Fruit Juice, Inc. stockholders' equity	46,199,975	41,059,966
Noncontrolling interests	2,046,609	1,546,319
TOTAL EQUITY	48,246,584	42,606,285

TOTAL LIABILITIES AND EQUITY	$63,953,168	$59,287,331

SKYPEOPLE FRUIT JUICE, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS EXPRESSED IN US DOLLAR)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$10,604,655	$6,345,778	$23,472,717	$22,442,329
Cost of Sales	6,753,327	3,315,431	14,773,081	14,635,767
Gross Profit	3,851,328	3,030,347	8,699,636	7,806,562

Operating Expenses
General and administrative	501,831	702,385	1,469,128	1,409,895
Selling expenses	188,426	311,931	563,548	808,576
Research and development	275,571	175,431	827,363	199,056
Accrued liquidated damages	-	208,658	-	208,658
Total operating expenses	965,828	1,398,405	2,860,039	2,626,185

Income from Operations	2,885,500	1,631,942	5,839,597	5,180,377

Other Income (Expense)
Interest expense Interest expense	(191,717)	(179,699	(677,375)	(624,802)
Interest income	15,371	18,377	54,404	41,342
Subsidy income	4,661	3,428	1,557,340	52,206
Other income (expense)	334,058	(1,119)	691,935	32,827
Total other income (expense)	162,373	(159,013	1,626,304	(498,427)

Income Before Income Taxes	3,047,873	1,472,929	7,465,901	4,681,950

Income Tax Provision	782,660	214,387	1,998,227	525,585

Net Income	2,265,213	1,258,542	5,467,674	4,156,365

Less: Net income attributable to noncontrolling interests	181,292	73,459	471,204	256,242
NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$2,083,921	$1,185,083	$4,996,470	$3,900,123

Earnings Per Share:
Basic earnings per share	$0.12	$0.06	$0.28	$0.22
Diluted earnings per share	$0.11	$0.06	$0.25	$0.21

Weighted Average Shares Outstanding:
Basic	14,847,789	14,847,789	14,847,789	14,810,966
Diluted	18,502,518	18,480,109	19,633,360	18,151,026

Comprehensive Income:
Net income	$2,265,213	$1,258,542	$5,467,674	$4,156,365
Foreign currency translation adjustment	28,268	414,475	(81,676)	1,711,288

Comprehensive Income	$2,293,481	$1,673,017	$5,389,998	$5,867,653
Comprehensive income attributable to the noncontrolling interest	(181,246)	(69,863	(500,290)	53,654
Comprehensive Income Attributable to SkyPeople Fruit Juice, Inc.	$2,112,235	$1,603,154	$4,885,708	$5,921,307

SKYPEOPLE FRUIT JUICE, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	September 30,	September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flow from Operating Activities
Net income	$4,996,470	$3,900,123
Adjustments to reconcile net income to
net cash flow (used in) provided by operating activities
Bad debt expenses	1,130	-
Depreciation and amortization	1,488,748	1,409,907
Loss on sale of property, plant and equipment	-	1,274
D Earnings attributable to noncontrolling interests	471,204	256,242
Changes in operating assets and liabilities,
net of acquisition effects
Accounts receivable	(3,300,512)	6,030,436
Other receivables	(1,150,327)	13,759
Prepaid expenses and other current assets	(2,463,972)	(1,224,295)
Inventories	(1,923,564)	2,847,423
Accounts payable	244,392	(1,662,730)
Accrued expenses and other current liabilities	322,711	114,013
Accrued liquidated damages	-	208,658
Advances from customers	406,746	17,425
Taxes payable	(1,427,024)	90,920
Net cash (used in) provided by operating activities	(2,333,998)	12,003,155

Cash Flow from Investing Activities
Prepayment for lease improvement	-	(356,860)
Deposits to purchase target company	-	(2,141,158)
Loan repayment from related parties	-	5,475,092
Loan advanced to related parties	-	(7,179,883)
Additions to property, plant and equipment	(289,945)	(2,826,179)
Proceeds from sale of property, plant and equipment		4,996
Net cash used in investing activities	(289,945)	(7,023,992)

Cash Flow from Financing Activities
Proceeds from stock issuance	-	3,115,072
Proceeds from bank loans	9,516,559	14,988,105
Repayment of bank loans	(9,487,277)	(14,531,324)
Dividend paid to non-controlling interest	-	(309,896)
Repayments of related party loan	-	(149,486)
Net cash provided by financing activities	29,282	3,112,471

Effect of Changes in Exchange Rate	(358,913)	610,687

NET (DECREASE) INCREASE IN CASH	(2,953,574)	8,702,321
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,274,171	4,094,238
CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,320,597	$12,796,559
Supplementary Information of Cash Flows
Cash paid for interest	$677,446	$649,327
Cash paid for taxes	$2,664,330	$1,049,534
Purchase of Huludao, offset by related party receivables	$-	$6,887,391